UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (date of earliest event report):  July 28, 2006

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware		94-1690082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Riverway, Suite 2100

Houston, Texas 77056

(Address of principal executive offices)

(713) 850-7600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       Entry into a Material Definitive Agreement

On July 25, 2006, Quantum Geophysical, Inc. a Texas corporation (the “Lessee”), and wholly-owned subsidiary of Geokinetics Inc. (the “Company”), entered into a capital lease agreement effective July 28, 2006 (the “Lease”), with The CIT Group/Equipment Financing, Inc. (the “Lessor”) as follows:

The parties entered into a Lease with respect to personal property to be used for business and commercial purposes. The term of the Lease is for three years, beginning on July 28, 2006 and ending on July 28, 2009 (the “Term), with a purchase option at the expiration of the Term. Rentals under the Lease total $6,840,628.56 and are payable in 36 equal, successive, monthly payments of $190,017.46. The first rental payment is due August 28, 2006, and the remaining payments are due on the 28th of each month until fully paid. If the Lease is prepaid prior to August 28, 2009, the Lessee agrees to pay a fee equal to 4% of the unpaid balance if prepayment occurs during the first year; 2% of the unpaid balance if prepayment occurs during the second year; or 1% of the unpaid balance if prepayment occurs during the third year. The Company and each of its principal subsidiaries are guarantors of the Lessee’s obligations under the Lease.

The foregoing description is a summary of the material terms of the Lease and does not purport to be complete. It is qualified in its entirety by reference to the Lease, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

ITEM 2.03                                       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The discussion appearing above under Item 1.01 is hereby incorporated by reference in response to this Item 2.03.

ITEM 9.01             Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Texas Equipment Lease dated as of July 25, 2006, between Quantum Geophysical, Inc., and The CIT Group/Equipment Financing, Inc.

	99.1	Press Release dated August 1, 2006, Announcing New $6 Million Lease Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEOKINETICS INC.

Date: August 3, 2006	By:	/s/ Thomas J. Concannon
Vice President and Chief Financial Officer

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